Exhibit 99.1

Immunome Reports Fourth Quarter and Full Year 2020 Financial Results, Provides Corporate Update

- IMM-BCP-01: Isolated antibodies capable of neutralizing SARS-CoV-2 variants, including the South African variant (B.1.351), in pseudovirus testing -

- IMM-ONC-01: Advanced proprietary antibody against IL-38 into IND-enabling studies -

- Raised $44.9 million in gross proceeds in NASDAQ IPO -

- Program updates expected in 2Q 2021 -

Exton, Pa., March 25, 2021 – Immunome, Inc. (Nasdaq: IMNM), a biopharmaceutical company that utilizes its human memory B cell discovery engine platform to discover and develop first-in-class antibody therapeutics, today reported financial results for the fourth quarter and full year ended December 31, 2020 and provided a corporate update.

“The fourth quarter of 2020 was a transformational period for Immunome thanks to our successful initial public offering on the NASDAQ exchange, which raised $44.9 million in gross proceeds,” said Purnanand Sarma, Ph.D., President and CEO of Immunome. “That positive momentum continued into 2021, with our recent announcements covering the isolation of antibodies capable of neutralizing SARs-CoV-2 variants in pseudovirus testing as part of our IMM-BCP-01 program, and the advancement of IMM-ONC-01, our proprietary antibody against IL-38 for the potential treatment of solid tumors including malignancies of high unmet need such as cancers of the head and neck and the lung, into IND-enabling studies.”

Dr. Sarma continued: “Looking ahead, we expect to provide development program updates in the second quarter of 2021, and to file INDs for both IMM-BCP-01 and IMM-ONC-01 in 2021. We remain excited about the prospects for both of our current development programs and reiterate the confidence we have in our discovery engine to move one to two new candidates into IND-enabling studies per year. I very much look forward to updating you on our progress in the months ahead.”

Financial Highlights

•	Cash and cash equivalents: As of December 31, 2020, cash and cash equivalents totaled $39.8 million.

•	Research and development (R&D) expenses: R&D expenses for the three months ended December 31, 2020 were $1.8 million. R&D expenses for the year ended December 31, 2020 were $7.5 million.

•	General and administrative (G&A) expenses: G&A expenses for the three months ended December 31, 2020 were $2.2 million. G&A expenses were $4.8 million for the year ended December 31, 2020.

•	Net loss: Net loss attributable to common stockholders was $4.1 million, or $0.40 per share, for the three months ended December 31, 2020. Net loss attributable to common stockholders was $17.8 million, or $5.26 per share, for the year ended December 31, 2020.

•	As of December 31, 2020, Immunome had 10,634,245 shares of common stock outstanding.

About Immunome

Immunome is a biopharmaceutical company that utilizes its proprietary human memory B cell platform to discover and develop first-in-class antibody therapeutics that are designed to change the way diseases are treated. The company’s initial focus is on developing therapeutics to treat oncology and infectious diseases, including COVID-19. Immunome’s proprietary discovery engine identifies novel therapeutic antibodies and their targets by leveraging the highly educated components of the immune system, memory B cells, from patients whose bodies have learned to fight off their disease. For more information, please visit www.immunome.com.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, express or implied statements regarding Immunome’s beliefs and expectations regarding the advancement of its oncology and COVID-19 therapeutic antibody programs, execution of its clinical and strategic plans, anticipated upcoming milestones for IMM-BCP-01 and IMM-ONC-01, including expectations regarding therapeutic potential and benefits thereof, and IND filings. Forward-looking statements may be identified by the words “anticipate,” believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “may,” “will,” “could,” “should,” “seek,” “potential” and similar expressions. Forward-looking statements are based on Immunome’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, those risks and uncertainties associated with: the impact of the COVID-19 pandemic on Immunome’s business, operations, strategy, goals and anticipated milestones; Immunome’s ability to execute on its strategy including with respect to the timing of its R&D efforts, IND filings, initiation of clinical studies and other anticipated milestones; the timing and effectiveness of any antibody therapeutics which may be developed by Immunome; Immunome’s ability to fund operations; and the additional risks and uncertainties set forth more fully under the caption “Risk Factors” in Immunome’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (SEC) on March 25, 2021, and elsewhere in Immunome’s filings and reports with the SEC. Forward-looking statements contained in this announcement are made as of this date, and Immunome undertakes no duty to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

Immunome Contact

Purnanand Sarma, PhD

Chief Executive Officer

Immunome, Inc.

investors@immunome.com

Investor Contact

Laurence Watts

Managing Director

Gilmartin, LLC

laurence@gilmartinir.com

Immunome Media Contact

Megan McGrath or Nick Chang

MacDougall

781-235-3060

mmcgrath@macbiocom.com or nchang@macbiocom.com

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IMMUNOME, INC.

Statements of operations

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Operating expenses:
Research and development	$1,835	$2,432	$7,486	$8,823
General and administrative	2,238	456	4,775	1,525
Total operating expenses	4,073	2,888	12,261	10,348
Loss from operations	(4,073)	(2,888)	(12,261)	(10,348)
Other expenses:
Change in fair value of warrant liability	11	—	(5,538)	—
Interest expense, net	(11)	(34)	(38)	(96)
Total other expenses	-	(34)	(5,576)	(96)
Net loss	$(4,073)	$(2,922)	$(17,837)	$(10,444)
Per share information:
Net loss per share of common stock, basic and diluted	$(0.40)	$(2.66)	$(5.26)	$(9.55)
Weighted-average common shares outstanding, basic and diluted	10,190,607	1,097,907	3,389,592	1,093,959

IMMUNOME, INC.

Balance sheets

(in thousands, except share and per share amounts)

	December 31,
	2020	2019
Assets
Current assets:
Cash	$39,766	$2,543
Prepaid expenses and other current assets	3,128	579
Total current assets	42,894	3,122
Property and equipment, net	1,531	1,700
Restricted cash	100	100
Other assets	—	138
Total assets	$44,525	$5,060
Liabilities, convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities:
Current portion of capital lease obligations	$—	$239
Current portion of long-term debt	366	—
Current portion of equipment loan payable	113	212
Accounts payable	1,187	548
Accrued expenses and other current liabilities	1,372	666
Total current liabilities	3,038	1,665
Equipment loan payable, net of current portion	—	113
Long-term debt, net of current portion	134	—
Deferred rent	8	18
Total liabilities	3,180	1,796

Series A convertible preferred stock	—	38,894
Stockholders’ equity (deficit):
Common stock	1	—
Additional paid-in capital	95,738	927
Accumulated deficit	(54,394)	(36,557)
Total stockholders’ equity (deficit)	41,345	(35,630)
Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$44,525	$5,060